                                                                   Exhibit 10.50

          Description of Certain Management Compensation Arrangements

        The Board of Trustees of Northeast Utilities (NU) appointed Michael G. Morris as Chairman, President and Chief Executive Officer of NU effective August 19, 1997. Mr. Morris has been elected to comparable positions at most of the subsidiaries of NU, and to Chairman of the Board of Directors of The Connecticut Power and Light Company, also effective August 19, 1997. NU intends to enter into a five year employment agreement with Mr. Morris, the principal terms of which will provide for a starting salary of $750,000 per annum, a lump sum payment of $1,350,000, and non-qualified options to purchase 500,000 shares of NU stock at $9.625 per share, with exercise rights vesting in stages through August 20, 2001, subject to certain exceptions. Mr. Morris will also be eligible to participate in the short term and long term incentive compensation programs established by the NU system for senior level executive officers generally in 1998 and 1999, respectively.